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Exhibit 10.25

BUSINESS LOAN AGREEMENT (ASSET BASED)

Principal	Loan Date	Maturity	Loan No.	Call/Coll	Account	Officer	Initials
$5,000,000.00	10-19-2001	07-02-2002		2000		024

References in the shaded area are for Lender's use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing "***" has been omitted due to text length limitations.

Borrower:	Niku Corporation 350 Convention Way Redwood City, CA 94063	Lender:	Mid-Peninsula Bank Palo Alto Main 420 Cowper Street Palo Alto, CA 94301

THIS BUSINESS LOAN AGREEMENT (ASSET BASED) dated October 19, 2001, is made and executed between Niku Corporation ("Borrower") and Mid-Peninsula Bank ("Lender") on the following terms and conditions. Borrower has received prior commercial loans from Lender or has applied to Lender for a commercial loan or loans or other financial accommodations, including those which may be described on any exhibit or schedule attached to this Agreement. Borrower understands and agrees that: (A) in granting, renewing, or extending any Loan hereunder, Lender is relying upon Borrower's representations, warranties, and agreements as set forth in this Agreement, and (B) the Loan shall be and remain subject to the terms and conditions of this Agreement.

TERM.  This Agreement shall be effective as of October 19, 2001, and shall continue in full force and effect until such time as the Loan has been paid in full, including principal, interest, costs, expenses, attorneys' fees, and other fees and charges, or until such time as the parties may agree in writing to terminate this Agreement.

LINE OF CREDIT.  On the terms and subject to the conditions set forth in this Agreement, from time to time, on any business day after the date hereof and prior to the maturity date indicated above, and so long as no Event of Default has occurred under the Note, this Agreement, and/or under any of the Related Documents, Lender agrees to make Advances to Borrower from time to time from the date of this Agreement to the Expiration Date, provided the aggregate amount of such Advances outstanding at any time does not exceed the Borrowing Base. Lender's Advances shall be evidenced by the Note, with appropriate entries on Lender's records to reflect the outstanding principal balance owing thereunder following each Advance and full or partial repayment thereof, all interest accruing on such Advances, and all Lender's Expenditures, attorneys' fees and expenses, and other fees, charges, and other expenses which are then due and payable as specified in this Agreement or any Related Document. All Advances, all interest, all Lender's Expenditures and all attorneys' and other fees, charges, and other expenses which are from time to time due and payable as specified in this Agreement or any Related Document are and shall be due and payable on demand by Lender. Lender is hereby authorized and empowered to pay itself for any Advances, interest, Lender's Expenditures, and/or any attorneys' and other fees, charges, and other expenses which are from time to time due and payable as specified in this Agreement or any Related Document and charge same to any deposit or other accounts maintained or established by Borrower with Lender and/or to make Advances under this Agreement or any Related Document in connection with same. Within the foregoing limits, Borrower may borrow, partially or wholly prepay, and reborrow under this Agreement as follows:

  Conditions Precedent to Each Advance.  Lender's obligation to make any Advance to or for the account of Borrower under this Agreement is subject to the following conditions precedent, with all documents, instruments, opinions, reports, and other items required under this Agreement to be in form and substance satisfactory to Lender:

(1)	Lender shall have received evidence that this Agreement and all Related Documents have been duly authorized, executed, and delivered by Borrower to London.
(2)	Lender shall have received such opinions of counsel, supplemental opinions, and documents as Lender may request.
(3)	The Security Interests in the Collateral shall have been duly authorized, created, and perfected with first lien priority and shall be In full force and effect.
(4)
Lender, at its option, at such time or times as Lender may designate, at Borrower's expense, and for Lender's sole benefit, shall have conducted an audit of Borrower's Accounts, books, records, and operations, and Lender shall be reasonably satisfied as to their condition.
(5)	Borrower shall have paid to Lender all fees, costs, and expenses specified in this Agreement and the Related Documents as are then due and payable.
(6)
There shall not exist at the time of any Advance a condition which would constitute an Event of Default under this Agreement, and Borrower shall have delivered to Lender the compliance certificate called for in the paragraph below titled "Compliance Certificate."

  Making Loan Advances.  Advances under this credit facility, as well as directions for payment from Borrower's accounts, may be requested orally or in writing by authorized persons. Lender may, but need not, require that all oral requests be confirmed in writing. Each Advance shall be conclusively deemed to have been made at the request of and for the benefit of Borrower (1) when credited to any deposit account of Borrower maintained with Lender or (2) when advanced in accordance with the instructions of an authorized person. Lender, at its option, may set a cutoff time, after which all requests (or Advances will be treated as having been requested on the next succeeding Business Day.

  Mandatory Loan Repayments.  If at any time the aggregate principal amount of the outstanding Advances shall exceed the applicable Borrowing Base, Borrower, immediately upon written or oral notice from Lender, shall pay to Lender an amount equal to the difference between the outstanding principal balance of the Advances and the Borrowing Base. On the Expiration Date, Borrower shall pay to Lender in full the aggregate unpaid principal amount of all Advances then outstanding and all accrued unpaid interest, together with all other applicable fees, costs and charges, if any, not yet paid.

  Loan Account.  Lender shall maintain on its books a record of account in which Lender shall make entries for each Advance and such other debits and credits as shall be appropriate in connection with the credit facility. Lender shall provide Borrower with periodic statements of Borrower's account, which statements shall be considered to be correct and conclusively binding on Borrower unless Borrower notifies Lender to the contrary within thirty (30) days after Borrower's receipt of any such statement which Borrower deems to be incorrect.

COLLATERAL.  To secure payment of the Loan and performance of all other Loan obligations and duties owed by Borrower to Lender, Borrower (and its Subsidiaries, if required) grants to Lender the Security Interests granted pursuant to the Security Agreement. Lender's Security interests in the Collateral shall be continuing liens and shall include the proceeds and products of the Collateral, including without limitation the proceeds of any insurance. With respect to the Collateral, Borrower agrees and represents and warrants to Lender:

  Perfection of Security Interests.  Borrower agrees to execute financing statements and all documents requested by Lender perfecting Lender's Security Interest and to take whatever other actions are requested by Lender to perfect and continue Lender's Security Interests in the Collateral. Upon request of Lender, Borrower will deliver to Lender any and all of the documents evidencing or constituting the Collateral, and Borrower will note Lender's interest upon any and all chattel paper and instruments if not delivered to Lender for possession by Lender. Contemporaneous with the execution of this Agreement, Borrower will execute one or more UCC financing statements and any similar statements as may be required by applicable law which are requested by Lender, and Lender will file such financing statements and all such similar statements in the appropriate location or locations. Borrower hereby appoints Lender as its irrevocable attorney-in-fact for the purpose of executing any documents necessary to perfect or to continue any Security Interest in the Collateral. Lender may at any time, and without further authorization from Borrower, file a carbon, photograph, facsimile, or other reproduction of any financing statement for use as a financing statement. Borrower will reimburse Lender for all expenses for the perfection, termination, and the continuation of the perfection of Lender's security interest in the Collateral. Borrower promptly will notify Lender before any change in Borrower's name including any change to the assumed business names of Borrower. Borrower also promptly will notify Lender before any change in Borrower's employer identification number. Borrower further agrees to notify Lender in writing prior to any change in address or location of Borrower's principal governance office or should Borrower merge or consolidate with any other entity.

  Collateral Records.  Borrower does now, and at all times hereafter shall, keep materially correct and accurate records of the Collateral, all of which records shall be available to Lender or Lender's representative upon demand for inspection and copying at any reasonable time and upon reasonable notice. With respect to the Accounts, Borrower agrees to keep and maintain such records as Lender may require, including without limitation information concerning Eligible Accounts and Account balances and agings. Records related to Accounts (Receivables) are or will be located at 350 Convention Way, Redwood City, California. The above is an accurate and complete list of all locations at which Borrower keeps or maintains business records concerning Borrower's collateral.

  Collateral Schedules.  Concurrently with the execution and delivery of this Agreement Borrower shall execute and deliver to Lender schedules of Accounts and schedules of Eligible Accounts in form and substance reasonably satisfactory to the Lender. Thereafter supplemental schedules shall be delivered according to the following schedule: With respect to Eligible Accounts, schedules shall be delivered as follows: Monthly accounts receivable aging within fifteen (15) days of month end with Borrowing Base Certificate.

  Representations and Warranties Concerning Accounts.  With respect to the Accounts, Borrower represents and warrants to Lender: (1) Each Account represented by Borrower to be an Eligible Account for purposes of this Agreement conforms to the requirements of the definition of an Eligible Account; (2) All Account information listed on schedules delivered to Lender will be true and correct in all material respects, subject to immaterial variance; and (3) Lender, its assigns, or agents shall have the right during normal business hours and upon reasonably notice and at Borrower's expense to inspect, examine, and audit Borrower's records, to confirm with Account Debtors the accuracy of such Accounts, and to confirm the credit-worthiness and payment history of the Account Debtors.

CONDITIONS PRECEDENT TO EACH ADVANCE.  Lender's obligation to make the Initial Advance and each subsequent Advance under this Agreement shall be subject to the fulfillment to Lender's satisfaction of all of the conditions set forth in this Agreement and in the Related Documents.

  Loan Documents and Applicable Fees and Charges.  In addition to this Agreement, Borrower shall on the date hereof provide to Lender the following documents for the Loan: (1) the Note; (2) the Security Agreement granting to Lender security interests in the Collateral; (3) financing statements and all other documents perfecting Lender's Security Interests; (4) evidence of insurance as required below; and (5) all Related Documents as Lender may require for the Loan; all in form and substance reasonably satisfactory to Lender and Lender's counsel. In addition and if required by Lender, Borrower shall have paid Lender all Lender's Expenditures in accordance with the Disbursement Authorization and Request of even date herewith and other fees, charges, and other expenses which are then due and payable as specified in this Agreement or any Related Document.

  Borrower's Authorization.  Borrower shall have provided in form and substance reasonably satisfactory to Lender properly certified resolutions, duly authorizing the execution and delivery of this Agreement, the Note and the Related Documents. In addition, Borrower shall have provided such other resolutions, authorizations, documents and instruments as Lender or its counsel may reasonably require.

  Payment of Fees and Expenses.  Borrower shall have paid to Lender a fee in the amount of Ten Thousand Dollars ($10,000) as consideration for Lender's execution of this Agreement, together with all fees, charges, and other expenses which are then due and payable as specified in this Agreement or any Related Document.

  Representations and Warranties.  The representations and warranties set forth in this Agreement, in the Related Documents, and in any document or certificate delivered to Lender under this Agreement are true and correct in all material respects as of the date of such Advance, except for those representations and warranties which specifically refer to an earlier date which shall only be required to be true in all material respects as of such earlier date.

  No Event of Default.  There shall not exist at the time of any Advance a condition which would constitute an Event of Default under this Agreement or under any Related Document.

REPRESENTATIONS AND WARRANTIES.  Borrower represents and warrants to Lender, as of the date of this Agreement, as of the date of each disbursement of Loan proceeds, as of the date of any renewal, extension or modification of the Loan, and at all times any Indebtedness exists:

  Organization.  Borrower is a corporation for profit which is, and at all times shall be, duly organized, validly existing, and in good standing under and by virtue of the laws of the State of Delaware. Borrower is duly authorized to transact business in all other states in which Borrower is doing business, having obtained all necessary filings, governmental licenses and approvals for each state in which Borrower is doing business. Specifically, Borrower is, and at all times shall be, duly qualified as a foreign corporation in all states in which the failure to so qualify would have a material adverse effect on its business or financial condition. Borrower has the full power and authority to own its properties and to transact the business in which it is presently engaged or presently proposes to engage. Borrower maintains its principal office at 350 Convention Way, Redwood City, CA 94063. Unless Borrower has designated otherwise in writing, the principal office is the office at which Borrower keeps its books and records including its records concerning the Collateral. Borrower will notify Lender prior to any change in the location of Borrower's state of organization or any change in Borrower's name. Borrower shall do all things necessary to preserve and to keep in full force and effect its existence, rights and privileges, and shall comply with all regulations, rules, ordinances, statutes, orders and decrees of any governmental or quasi-governmental authority or court applicable to Borrower and Borrower's business activities, except to the extent that failure to so comply would not reasonably be expected to have a material adverse effect on Borrower's financial condition, operations or assets.

  Assumed Business Names.  Borrower has filed or recorded all documents or filings required by law relating to all assumed business names used by Borrower. Excluding the name of Borrower, the following is a complete list of all assumed business names under which Borrower does business: None.

  Authorization.  Borrower's execution, delivery, and performance of this Agreement and all the Related Documents have been duly authorized by all necessary action by Borrower and do not conflict with, result in a violation of, or constitute a default under (1) any provision of Borrower's articles of incorporation or organization, or bylaws, or any agreement or other instrument binding upon Borrower or (2) any law, governmental regulation, court decree, or order applicable to Borrower or to Borrower's properties.

  Financial Information.  Each of Borrower's financial statements supplied to Lender truly and completely disclosed Borrower's financial condition as of the date of the statement.

  Legal Effect.  This Agreement constitutes, and any instrument or agreement Borrower is required to give under this Agreement when delivered will constitute legal, valid, and binding obligations of Borrower enforceable against Borrower in accordance with their respective terms.

  Properties.  Except as contemplated by this Agreement or as previously disclosed in Borrower's financial statements or in writing to Lender and as accepted by Lender, and except for property tax liens for taxes not presently due and payable and other Permitted Liens, Borrower owns and has good title to all of Borrower's properties (other than properties leased or licensed in the ordinary course of business) free and clear of all Security Interests, and has not executed any security documents or financing statements relating to such properties. All of Borrower's owned properties are titled in Borrower's legal name, and Borrower has not used, or filed a financing statement under, any other name for at least the last five (5) years.

  Hazardous Substances.  Except as disclosed to and acknowledged by Lender in writing, Borrower represents and warrants that: (1) During the period of Borrower's ownership of Borrower's Collateral, there has been no use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substance by any person on, under, about or from any of the Collateral. (2) Borrower has no knowledge of, or reason to believe that there has been (a) any breach or violation of any Environmental Laws; (b) any use, generation, manufacture, storage, treatment, disposal, release or threatened release of any Hazardous Substance on, under, about or from the Collateral by any prior owners or occupants of any of the Collateral; or (c) any actual or threatened litigation or claims of any kind by any person relating to such matters. (3) Neither Borrower nor any tenant, contractor, agent or other authorized user of any of the Collateral shall use, generate, manufacture, store, treat, dispose of or release any Hazardous Substance on, under, about or from any of the Collateral; and any such activity shall be conducted in compliance with all applicable federal, state, and local laws, regulations, and ordinances, Including without limitation all Environmental Laws. Borrower authorizes Lender and its agents to enter upon the Collateral to make such inspections and tests as Lender may deem appropriate to determine compliance of the Collateral with this section of the Agreement. Any inspections or tests made by Lender shall be at Borrower's expense and for Lender's purposes only and shall not be construed to create any responsibility or liability on the part of Lender to Borrower or to any other person. Prior to an Event of Default, Borrower shall only be required to pay for the inspection test per year. The representations and warranties contained herein are based on Borrower's due diligence in investigating the Collateral for hazardous waste and Hazardous Substances. Borrower hereby (1) releases and waives any future claims against Lender for indemnity or contribution in the event Borrower becomes liable for cleanup or other costs under any such laws, and (2) agrees to indemnify and hold harmless Lender against any and all claims, losses, liabilities, damages, penalties, and expenses which Lender may directly or indirectly sustain or suffer resulting from a breach of this section of the Agreement or as a consequence of any use, generation, manufacture, storage, disposal, release or threatened release of a hazardous waste or substance on the Collateral. The provisions of this section of the Agreement, including the obligation to indemnify, shall survive the payment of the Indebtedness and the termination, expiration or satisfaction of this Agreement and shall not be affected by Lender's acquisition of any interest in any of the Collateral, whether by foreclosure or otherwise.

  Litigation and Claims.  To Borrower's knowledge after a reasonably diligent investigation and inquiry, no litigation, claim, investigation, administrative proceeding or similar action (including those for unpaid taxes) against Borrower is pending or to Borrower's knowledge threatened, and no other claim, suit, investigation or proceeding has occurred which in either case may materially adversely affect Borrower's financial condition or properties, other than litigation, claims, or other events, if any, that have been disclosed to by Lender in writing pursuant to the notice provisions of this Agreement.

  Taxes.  To the best of Borrower's knowledge, all of Borrower's material tax returns and reports that are or were required to be filed, have been filed, and all taxes, assessments and other governmental charges have been paid in full, except those presently being or to be contested by Borrower in good faith in the ordinary course of business and for which adequate reserves have been provided.

  Lien Priority.  Unless otherwise previously disclosed to Lender in writing and except for Permitted Liens, Borrower has not entered into or granted any Security Agreements, or permitted the filing or attachment of any Security Interests on or affecting any of the Collateral directly or indirectly securing repayment of Borrower's Loan and Note, that would be prior or that may in any way be superior to Lender's Security Interests and rights in and to such Collateral.

  Binding Effect.  This Agreement, the Note, all Security Agreements (if any), and all Related Documents are binding upon the signers thereof, as well as upon their successors, representatives and assigns, and are legally enforceable in accordance with their respective terms.

AFFIRMATIVE COVENANTS.  Borrower covenants and agrees with Lender that, so long as this Agreement remains in effect, Borrower will:

  Notices of Claims and Litigation.  Promptly inform Lender in writing of (1) all material adverse changes in the rate at which Borrower is, on a quarterly basis, incurring operating losses or expending available cash, cash equivalent and marketable securities assets, and (2) all existing and all threatened litigation, claims, investigations, administrative proceedings or similar actions affecting Borrower which could materially affect the financial condition of Borrower.

  Financial Records.  Maintain its books and records in accordance with GAAP, applied on a consistent basis, and permit Lender to examine and audit Borrower's books and records at all reasonable times and upon reasonable notice, giving adequate consideration to Borrower's status as a public company with quarterly reporting obligations.

  Financial Information.  Furnish Lender with the following:

    Additional Requirements.  Borrower agrees to furnish Lender with the following:

(1)	A full copy of Borrower's most recently filed federal income tax return and full copies of all other full federal tax returns filed after the date of this Agreement within fifteen (15) days of filing, but in no more than one hundred twenty (120) days after Borrower's fiscal year-end unless extended in accordance with applicable law.
(2)	Quarterly submission of Form 10-Q report within fifteen (15) days of filing.
(3)	Annual Form 10-K report within fifteen (15) days of filing.
(4)
Monthly financial statements within fifteen (15) days after the end of each calendar month, including (without limitation) a balance sheet, a profit and loss statement, an aged balance of outstanding accounts receivable and accounts payable.

  All financial reports required to be provided in accordance with clauses (2), (3), and (4) immediately above shall be prepared in accordance with GAAP, applied on a consistent basis (except as noted in the financial statements set forth in such reports), and shall be certified by Borrower as being true and correct in all material respects.

  Additional Information.  Furnish such additional information and statements, as Lender may reasonably request from time to time.

  Financial Covenants.  Comply with the following covenants:

    Liquidity Requirements.  Borrower agrees that the aggregate amount of its cash, cash equivalents and marketable securities (excluding for such purposes (i) any amounts are borrowed under this Agreement or any Related Document or under the other Business Loan Agreement of even date herewith (the "Other Business Loan Agreement") or any Related

    Documents under such Other Business Loan Agreement and (ii) amounts that are pledged or hypothecated to any third parties or are in a restricted account with Lender as collateral for any specific letter of credit or similar advance by Lender to or for the benefit of Borrower) shall, at all times during the term of this Agreement, equal at least Ten Million Dollars ($10,000,000).

    Operating Expenses.  Borrower shall not incur any Operating Expenses for Borrower's fiscal quarter ending October 27, 2001 in a amount exceeding Thirty-One Million Dollars ($31,000,000) for such fiscal quarter, shall not incur Operating Expenses for Borrower's fiscal quarter beginning on October 28, 2001 and ending on January 26, 2002 in an amount exceeding Twenty-Nine Million Dollars ($29,000,000) for such fiscal quarter, and shall not incur Operating Expenses for Borrower's fiscal quarter beginning January 27, 2002 and ending April 30, 2002 in an amount exceeding Twenty-Seven Million Dollars ($27,000,000) for such fiscal quarter.

    Available Cash Expenditures.  Borrower shall not expend or consume Available Cash for Borrower's fiscal quarter ending October 27, 2001 in a amount exceeding Twenty-Two Million Dollars ($22,000,000) for such fiscal quarter, shall not expend or consume Available Cash for Borrower's fiscal quarter beginning on October 28, 2001 and ending on January 26, 2002 in an amount exceeding Fifteen Million Dollars ($15,000,000) for such fiscal quarter, and shall not expend or consume Available Cash for Borrower's fiscal quarter beginning January 27, 2002 and ending April 30, 2002 in an amount exceeding Twelve Million Dollars ($12,000,000) for such fiscal quarter.

    Except as provided above, all computations made to determine compliance with the requirements contained in this paragraph shall be made in accordance with generally accepted accounting principles, applied on a consistent basis, and certified by Borrower as being true and correct in all material respects.

  Insurance.  Maintain fire and other risk insurance, public liability insurance, and such other insurance as Lender may reasonably require with respect to Borrower's properties and operations, in form, amounts, coverages and with insurance companies acceptable to Lender. Borrower, upon request of Lender, will deliver to Lender from time to time the policies or certificates of insurance in form reasonably satisfactory to Lender, including stipulations that coverages will not be cancelled or diminished without at least ten (10) days prior written notice to Lender. Each insurance policy also shall include an endorsement providing that coverage in favor of Lender will not be impaired in any way by any act, omission or default of Borrower or any other person. In connection with all policies covering assets in which Lender holds or is offered a security interest for the Loans, Borrower will provide Lender with such Lender's loss payable or other endorsements as Lender may require.

  Insurance Reports.  Furnish to Lender, upon request of Lender, reports on each existing insurance policy showing such information as Lender may reasonably request, including without limitation the following: (1) the name of the insurer; (2) the risks insured; (3) the amount of the policy; (4) the properties insured; (5) the then current property values on the basis of which insurance has been obtained, and the manner of determining those values; and (6) the expiration date of the policy.

  Other Agreements.  Comply with all terms and conditions of each agreement, the breach or default of which would be reasonably likely to have a material adverse effect on Borrower's financial condition, operations or assets whether now or hereafter existing, between Borrower and any other party and notify Lender immediately in writing of any default in connection with any such agreement, except where the failure to so comply with any such agreement would not reasonably be likely to have a material adverse effect on Borrower's financial condition, operations or assets or where the failure to so comply with any such agreement will not result in a material default thereunder.

  Loan Proceeds.  Use all Loan proceeds solely for Borrower's business operations, unless specifically consented to the contrary by Lender in writing.

  Taxes, Charges and Liens.  Pay and discharge when due all of its material indebtedness and obligations, including without limitation all assessments, taxes, governmental charges, levies and liens, of every kind and nature, imposed upon Borrower or its properties, income, or profits, prior to the date on which penalties would attach, and all lawful claims that, if unpaid, might become a lien or charge upon any of Borrower's properties, income, or profits, except for any such obligations, taxes or claims which are being contested in good faith and for which there are adequate reserves.

  Performance.  Perform and comply, in a timely manner, with all terms, conditions, and provisions set forth in this Agreement, in the Related Documents, and in all other instruments and agreements between Borrower and Lender. Borrower shall notify Lender immediately in writing of any default in connection with any agreement, except in the case of any default which would not reasonably be likely to have a material adverse effect on Borrower's financial condition, operations or assets.

  Operations.  Continue to employ and maintain a chief executive officer and chief financial officer with substantially the same qualifications and experience as the present chief executive officer and chief financial officer; provide written notice to Lender of any change in such personnel; conduct its business affairs in a reasonable and prudent manner, except where the failure to so conduct its business affairs would not reasonably be likely to have a material adverse effect on Borrower's financial condition, operations or assets.

  Environmental Studies.  Promptly conduct and complete, at Borrower's expense, all such investigations, studies, samplings and testings as may be requested by Lender or any governmental authority relative to any substance, or any waste or by-product of any substance defined as toxic or a hazardous substance under applicable federal, state, or local law, rule, regulation, order or directive, at or affecting any property or any facility owned, leased or used by Borrower.

  Compliance with Governmental Requirements.  Comply with all laws, ordinances, and regulations, now or hereafter in effect, of all governmental authorities applicable to the conduct of Borrower's properties, businesses and operations, and to the use or occupancy of the Collateral, including without limitation, the Americans With Disabilities Act, except where such compliance would not reasonably be likely to have a material adverse effect on Borrower's financial condition, operations or assets. Borrower may contest in good faith any such law, ordinance, or regulation and withhold compliance during any proceeding, including appropriate appeals, so long as Borrower has notified Lender in writing prior to doing so and so long as, in Lender's sole opinion, Lender's interests in the Collateral are not jeopardized. Lender may require Borrower to post adequate security or a surety bond, reasonably satisfactory to Lender, to protect Lender's interest.

  Inspection.  Permit employees or agents of Lender at any reasonable time and upon reasonable notice giving adequate consideration to Borrower's status as a public company with quarterly reporting obligations to inspect any and all Collateral for the Loan or Loans and Borrower's other properties and to examine or audit Borrower's books, accounts, and records and to make copies and memoranda of Borrower's books, accounts and records. If Borrower now or at any time hereafter maintains any records (including without limitation computer generated records and computer software programs for the generation of such records) in the possession of a third party, Borrower, upon request of Lender, shall notify such party to permit Lender free access to such records at all reasonable times and to provide Lender with copies of any records it may request, all at Borrower's expense.

  Compliance Certificates.  Unless waived in writing by Lender, provide Lender at least annually, with a certificate executed by Borrower's chief financial officer, or other officer or person acceptable to Lender, certifying that the representations and warranties set forth in this Agreement are true and correct in all material respects as of the date of the certificate, except for those representations and warranties which specifically refer to an earlier date which shall only be required to be true in all material respects as of such earlier date, and further certifying that, as of the date of the certificate, no Event of Default exists under this Agreement.

  Environmental Compliance and Reports.  Borrower shall comply in all respects with any and all Environmental Laws; not cause or permit to exist, as a result of an intentional or unintentional action or omission on Borrower's part or on the part of any third party, on property owned and/or occupied by Borrower, any environmental activity where damage may result to the environment, unless such environmental activity is pursuant to and in compliance with the conditions of a permit issued by the appropriate federal, state or local governmental authorities; shall furnish to Lender promptly and in any event within thirty (30) days after receipt thereof a copy of any notice, summons, lien, citation, directive, letter or other communication from any governmental agency or instrumentality concerning any intentional or unintentional action or omission on Borrower's part in connection with any environmental activity whether or not there is damage to the environment and/or other natural resources.

  Additional Assurances.  Make, execute and deliver to Lender such promissory notes, mortgages, deeds of trust, security agreements, assignments, financing statements, instruments, documents and other agreements as Lender or its attorneys may reasonably request to evidence and secure the Loans and to perfect all Security Interests granted pursuant to the Security Agreements.

  Disbursement of Loan Proceeds.  Lender shall pay and advance the proceeds of any Advance into Borrower's deposit account number 37337609 maintained by Borrower with Lender or to such other deposit or other accounts as Lender may designate that are established and maintained by Borrower with Lender.

RECOVERY OF ADDITIONAL COSTS.  If the imposition of or any change in any law, rule, regulation or guideline, or the Interpretation or application of any thereof by any court or administrative or governmental authority (including any request or policy not having the force of law) shall impose, modify or make applicable any taxes (except federal, state or local income or franchise taxes imposed on Lender), reserve requirements, capital adequacy requirements or other obligations which would (A) increase the cost to Lender for extending or maintaining the credit facilities to which this Agreement relates, (B) reduce the amounts payable to Lender under this Agreement or the Related Documents, or (C) reduce the rate of return on Lender's capital as a consequence of Lender's obligations with respect to the credit facilities to which this Agreement relates, then Borrower agrees to pay Lender such additional amounts as will compensate Lender therefor, within five (5) days after Lender's written demand for such payment, which demand shall be accompanied by an explanation of such imposition or charge and a calculation in reasonable detail of the additional amounts payable by Borrower, which explanation and calculations shall be conclusive in the absence of manifest error.

LENDER'S EXPENDITURES.  If any action or proceeding is commenced that would materially adversely affect Lender's interest in the Collateral or if Borrower fails to comply with any provision of this Agreement or any Related Documents, including but not limited to Borrower's failure to discharge or pay when due any amounts Borrower is required to discharge or pay under this Agreement or any Related Documents, Lender on Borrower's behalf may (but shall not be obligated to) take any action that Lender deems appropriate, including but not limited to discharging or paying all taxes, liens, security interests, encumbrances and other claims, at any time levied or placed on any Collateral and paying all costs for insuring, maintaining and preserving any Collateral. All such expenditures ("Lender's Expenditures") incurred or paid by Lender for such purposes will then bear interest at the rate charged under the Note from the date incurred or paid by Lender to the date of repayment by Borrower. All such Lender's Expenditures will become a part of the Indebtedness and, at Lenders option will (A) be payable on demand; (B) be added to the balance of the Note and be apportioned among and be payable with any installment payments to become due during either (1) the term of any applicable insurance policy; or (2) the remaining term of the Note; or (C) be treated as a balloon payment which will be due and payable at the Note's maturity.

NEGATIVE COVENANTS.  Borrower covenants and agrees with Lender that while this Agreement is in effect, from and after the date hereof, Borrower shall not, and shall not permit any Subsidiary of Borrower to, without the prior written consent of Lender:

  Indebtedness and Liens.  (1) Except for trade debt incurred in the normal course of business, Permitted Indebtedness and indebtedness to Lender contemplated by this Agreement, create, incur or assume indebtedness for borrowed money, including capital leases, (2) sell, transfer mortgage, assign, pledge, lease, grant a security interest in, or encumber any of Borrower's assets (except as allowed as Permitted Liens, except for sales, leases or licenses of any intellectual property rights embodied in products of Borrower and its Subsidiaries and dispositions of office fixtures and equipment consistent with the ordinary course of Borrower's business), or (3) sell with recourse any of Borrower's accounts, except to Lender.

  Continuity of Operations.  (1) Engage in any business activities substantially different than those in which Borrower is presently engaged, (2) cease operations, liquidate, merger, transfer, acquire or consolidate with any other entity, change its name, dissolve or transfer or sell Collateral out of the ordinary course of business, or (3) pay any dividends on Borrower's stock (other than dividends payable in its stock).

  Loans, Acquisitions and Guaranties.  (1) Loan, invest in or advance money or assets, except for Permitted Investments, (2) purchase, create or acquire any interest in any other enterprise or entity, except for Permitted Investments, or (3) incur any obligation as surety or guarantor other than in the ordinary course of business.

CESSATION OF ADVANCES.  If Lender has made any commitment to make any Advance to Borrower under this Agreement or any loan under any other agreement, Lender shall have no obligation to make Advances or to disburse such loan proceeds if: (A) Borrower is in default under the terms of this Agreement or any of the Related Documents or any other agreement that Borrower has with Lender; (B) Borrower becomes insolvent, files a petition in bankruptcy or similar proceedings, or is adjudged a bankrupt; or (C) there occurs a material adverse change in the aggregate value of the Collateral securing any Loan.

DEFAULT.  Each of the following shall constitute an Event of Default under this Agreement:

  Payment Default.  Borrower fails to make any payment of principal when due or of interest or fees within five (5) days of when due under the Loan.

  Covenant Default.  A default or breach shall occur in Borrower's obligations under the section entitled "Financial Covenants."

  Default in Favor of Third Parties.  Borrower defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially adversely affect Borrower's financial condition, operation or assets or Borrower's ability to repay the Loans or perform its obligations under this Agreement or any of the Related Documents.

  False Statements.  Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Agreement or the Related Documents is false or misleading in any material respect, either now or, in the case of representations made at the time of any Advance, at the time made or furnished.

  Insolvency.  The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

  Defective Collateralization.  This Agreement or any of the Related Documents granting Security Interests in Collateral ceases to be in full force and effect (including failure of any collateral document to create a valid and perfected security interest or lien) at any time and for any reason.

  Creditor or Forfeiture Proceedings.  Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the Loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

  Change in Ownership.  The acquisition by any individual (other than the Company's chief executive officer) or entity of twenty-five percent (25%) or more of the common stock of Borrower.

  Adverse Change.  Lender believes the prospect of payment or performance of the Loan is impaired.

  Other Defaults.  Either (a) Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Agreement and such failure continues for ten (10) days after the date of written notice from Lender identifying such failure and/or (b) an Event of Default (as defined in such agreement) occurs in any of the Related Documents or under any other agreement between Lender and Borrower.

  Right to Cure.  If any default, other than a default on Indebtedness, is curable and if Borrower or Grantor, as the case may be, has not been given a notice of a similar default within the preceding twelve (12) months, it may be cured (and no Event of Default will have occurred) if Borrower or Grantor, as the case may be, after receiving written notice from Lender demanding cure of such default: (1) cure the default within fifteen (15) days; or (2) if the cure requires more than fifteen (15) days, immediately initiate steps which Lender deems in Lender's sole discretion to be sufficient to cure the default and thereafter continue and complete all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

EFFECT OF AN EVENT OF DEFAULT.  If any Event of Default shall occur, except where otherwise provided in this Agreement or the Related Documents, all commitments and obligations of Lender under this Agreement or the Related Documents or any other agreement immediately will terminate (including any obligation to make further Advances or disbursements), and, at Lender's option, all indebtedness immediately will become due and payable, all without notice of any kind to Borrower, except that in the case of an Event of Default of the type described in the "Insolvency" subsection above, such acceleration shall be automatic and not optional. In addition, Lender shall have all the rights and remedies provided in the Related Documents or available at law, in equity, or otherwise. Except as may be prohibited by applicable law, all of Lender's rights and remedies shall be cumulative and may be exercised singularly or concurrently. Election by Lender to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower or of any Grantor shall not affect Lender's right to declare a default and to exercise its rights and remedies.

EXHIBIT A.  Exhibit A is attached to this Agreement and, by this reference, is made a part of this Agreement just as if all of the provisions, terms, and conditions of Exhibit "A" had been fully set forth in this Agreement.

DEPOSIT RELATIONSHIP.  Borrower agrees that until such time as Borrower is no longer subject to the terms of this Agreement, any Related Document, any other credit agreement(s) with Lender, Borrower shall maintain all of its cash and cash equivalents in accounts established and maintained with Lender and Borrower's primary deposit account(s) will be placed and maintained with Lender, or a bank affiliated with Lender, except for amounts as may be reasonably be required for the operation and maintenance of Borrower's operations outside of the Untied States.

ACCOUNT RECEIVABLE AUDITS.  Bank shall have received, reviewed and approved an audit of Borrower's Accounts and of the Account Debtors under such Accounts prior to the Initial Advance under this Agreement. Audits of accounts receivable may be conducted annually, or at such frequency as Lender shall require. Borrower to pay for all loan origination costs including but not limited to, audit fees, attorney fees, search and filing fees, or any other action necessary for documentation of the proposed facilities.

MISCELLANEOUS PROVISIONS.  The following miscellaneous provisions are a part of this Agreement:

  Amendments.  This Agreement, together with any Related Documents, constitutes the entire understanding and agreement of the parties as to the matters set forth in this Agreement. No alteration of or amendment to this Agreement shall be effective unless given in writing and signed by the party or parties sought to be charged with or bound by the alteration or amendment.

  Attorneys' Fees; Expenses.  Borrower agrees to pay upon demand all of Lender's costs and expenses, including Lender's attorneys' fees and Lender's legal expenses, incurred in connection with the enforcement of this Agreement. Lender may hire or pay someone else to help enforce this Agreement, and Borrower shall pay the costs and expenses of such enforcement. Costs and expenses include Lender's attorneys' fees and legal expenses whether or not there is a lawsuit, including attorneys' fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), appeals, and any anticipated post-judgment collection services. Borrower also shall pay all court costs and such additional fees as may be directed by the court.

  Caption Headings.  Caption headings in this Agreement are for convenience purposes only and are not to be used to interpret or define the provisions of this Agreement.

  Consent to Loan Participation.  Borrower agrees and consents to Lender's sale or transfer, whether now or later, of one or more participation interests in the Loan to one or more purchasers, whether related or unrelated to Lender. Lender may provide, without any limitation whatsoever, to any one or more purchasers, or potential purchasers, any information or knowledge Lender may have about Borrower or about any other matter relating to the Loan, and Borrower hereby waives any rights to privacy Borrower may have with respect to such matters. Borrower additionally waives any and all notices of sale of participation interests, as well as all notices of any repurchase of such participation interests. Borrower also agrees that the purchasers of any such participation interests will be considered as the absolute owners of such interests in the Loan and will have all the rights granted under the participation agreement or agreements governing the sale of such participation interests. Borrower further waives all rights of offset or counterclaim that it may have now or later against Lender or against any purchaser of such a participation interest and unconditionally agrees that either Lender or such purchaser may enforce Borrower's obligation under the Loan irrespective of the failure or insolvency of any holder of any interest in the Loan. Borrower further agrees that the purchaser of any such participation interests may enforce its interests irrespective of any personal claims or defenses that Borrower may have against Lender.

  Governing Law.  This Agreement will be governed by, construed and enforced in accordance with federal law and the laws of the State of California. This Agreement has been accepted by Borrower and Lender in the State of California.

  Choice of Venue.  If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Santa Clara County, State of California.

  No Waiver by Lender.  Lender shall not be deemed to have waived any rights under this Agreement unless such waiver is given in writing and signed by Lender. No delay or omission on the part of Lender in exercising any right shall operate as a waiver of such right or any other right. A waiver by Lender of a provision of this Agreement shall not prejudice or constitute a waiver of Lender's right otherwise to demand strict compliance with that provision or any other provision of this Agreement. No prior waiver by Lender, nor any course of dealing between Lender and

  Borrower, or between Lender and any Grantor, shall constitute a waiver of any of Lender's rights or of any of Borrower's or any Grantor's obligations as to any future transactions. Whenever the consent of Lender is required under this Agreement, the granting of such consent by Lender in any instance shall not constitute continuing consent to subsequent instances where such consent is required and in all cases such consent may be granted or withheld in the sole discretion of Lender.

  Notices.  Any notice required to be given under this Agreement shall be given in writing, and shall be effective when actually delivered, when actually received by telefacsimile (unless otherwise required by law), when deposited with a nationally recognized overnight courier, or, if mailed, when deposited in the United States mail, as first class, certified or registered mail postage prepaid, directed to the addresses shown near the beginning of this Agreement. Any party may change its address for notices under this Agreement by giving formal written notice to the other parties, specifying that the purpose of the notice is to change the party's address. For notice purposes, Borrower agrees to keep Lender informed at all times of Borrower's current address.

  Severability.  If a court of competent jurisdiction finds any provision of this Agreement to be illegal, invalid, or unenforceable as to any circumstance, that finding shall not make the offending provision illegal, invalid, or unenforceable as to any other circumstance. If feasible, the offending provision shall be considered modified so that it becomes legal, valid and enforceable. If the offending provision cannot be so modified, it shall be considered deleted from this Agreement. Unless otherwise required by law, the illegality, invalidity, or unenforceability of any provision of this Agreement shall not affect the legality, validity or enforceability of any other provision of this Agreement.

  Subsidiaries of Borrower.  To the extent the context of any provisions of this Agreement makes it appropriate, including without limitation any representation, warranty or covenant, the word "Borrower" as used in this Agreement shall include all of Borrower's Subsidiaries. Notwithstanding the foregoing however, under no circumstances shall this Agreement be construed to require Lender to make any Loan or other financial accommodation to any of Borrower's Subsidiaries.

  Successors and Assigns.  All covenants and agreements contained in this Agreement by or on behalf of Borrower shall bind Borrower's successors and assigns and shall inure to the benefit of Lender and its successors and assigns. Borrower shall not, however, have the right to assign Borrower's rights under this Agreement or any interest therein, without the prior written consent of Lender.

  Survival of Representations and Warranties.  Borrower understands and agrees that in extending Advances Lender is relying on all representations, warranties, and covenants made by Borrower in this Agreement or in any certificate or other instrument delivered by Borrower to Lender under this Agreement or the Related Documents. Borrower further agrees that regardless of any investigation made by Lender, all such representations, warranties and covenants will survive the extension of Advances and delivery to Lender of the Related Documents, shall be continuing in nature, shall be deemed made and redated by Borrower at the time each Advance is made, and shall remain in full force and effect until such time as Borrower's Indebtedness shall be paid in full, or until this Agreement shall be terminated in the manner provided above, whichever is the last to occur.

  Time Is of the Essence.  Time is of the essence in the performance of this Agreement.

DEFINITIONS.  The following capitalized words and terms shall have the following meanings when used in this Agreement. Unless specifically stated to the contrary, all references to dollar amounts shall mean amounts in lawful money of the United States of America. Words and terms used in the singular shall include the plural, and the plural shall include the singular, as the context may require. Words and terms not otherwise defined in this Agreement shall have the meanings attributed to such terms in the Uniform Commercial Code. Accounting words and terms not otherwise defined in this Agreement shall have the meanings assigned to them in accordance with generally accepted accounting principles as in effect on the date of this Agreement:

  Account.  The word "Account" means a trade account, account receivable, other receivable, or other right to payment for goods sold or services rendered owing to Borrower or any of its consolidating Subsidiaries that has guaranteed the Indebtedness, which guaranty shall be in a form and content prepared by and acceptable to Lender, and that has granted a security interest to Lender in such Accounts, which security interest shall be in a form and content prepared by and acceptable to Lender (or to a third party grantor acceptable to Lender).

  Account Debtor.  The words "Account Debtor" mean any debtor, guarantor, or other person, partnership, corporation, limited liability company, association or other legal entity obligated on an Account and includes (without limitation) the primary obligor on such account and any guarantor, successor, assignee, insurer, surety, or other party obligated (whether primarily or secondarily, absolutely or contingently) on the Account.

  Advance.  The word "Advance" means a disbursement of Loan funds made, or to be made, to Borrower or on Borrower's behalf on a line of credit or multiple advance basis under the terms and conditions of this Agreement. The "Initial Advance" means the first disbursement of Loan funds under this Agreement.

  Agreement.  The word "Agreement" means this Business Loan Agreement (Asset Based), as this Business Loan Agreement (Asset Based) may be amended or modified from time to time, together with all exhibits and schedules attached to this Business Loan Agreement (Asset Based) from time to time.

  Available Cash.  The words "Available Cash" mean the sum of Borrower's cash, cash equivalents, and marketable securities that are not pledged or hypothecated to any third parties or are not in a restricted account with Lender as collateral for any specific letter of credit or similar advance by Lender to or for the benefit of Borrower.

  Borrower.  The word "Borrower" means Niku Corporation.

  Borrowing Base.  The words "Borrowing Base" mean, as determined by Lender from time to time, the lesser of (1) $5,000,000.00 or (2) 75.000% of the aggregate amount of Eligible Accounts.

  Business Day.  The words "Business Day" mean a day on which commercial banks are open in the State of California.

  Collateral.  The word "Collateral" means (i) the Collateral, as such term is defined in the Security Agreement and, (ii) as applicable, any other Collateral ("Other Collateral") from time to time pledged as collateral for the Loan.

  Eligible Accounts.  The words "Eligible Accounts" mean at any time, all of Borrower's Accounts which contain selling terms and conditions acceptable to Lender and are owing by Account Debtors acceptable to Lender. The net amount of any Eligible Account against which Borrower may borrow shall exclude all returns, discounts, credits, and offsets of any nature. Unless otherwise agreed to by Lender in writing, Eligible Accounts do not include:

(1)	Accounts with respect to which the Account Debtor is employee or, other than resellers of Borrower's and its Subsidiaries' products, agent of Borrower.
(2)	Accounts with respect to which the Account Debtor is a subsidiary of, or affiliated with Borrower.
(3)	Accounts with respect to which goods are placed on consignment, guaranteed sale, or other terms by reason or which the payment by the Account Debtor may be conditional.
(4)	Accounts with respect to which either the Account Debtor or the Subsidiary generating such Account (if applicable) is not a resident of the United States.
(5)	Accounts with respect to which Borrower is or may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower.

(6)	Accounts which are subject to dispute, counterclaim, or setoff.
(7)	Accounts with respect to which the goods have not been shipped or delivered, or the services have not been rendered, to the Account Debtor.
(8)	Accounts with respect to which Lender, in its sole discretion, deems the creditworthiness or financial condition of the Account Debtor to be unsatisfactory.
(9)
Accounts of any Account Debtor who has filed or has had filed against it a petition in bankruptcy or an application for relief under any provision of any stale or federal bankruptcy, insolvency, or debtor-in-relief acts; or who has had appointed a trustee, custodian, or receiver for the assets of such Account Debtor; or who has made an assignment for the benefit of creditors or has become insolvent or fails generally to pay its debts (including its payrolls) as such debts become due.
(10)	Accounts with respect to which the Account Debtor is the United States government or any department or agency of the United States.
(11)
Accounts which have not been paid in full within [90] days from the invoice date. The entire balance of any Account of any single Account Debtor will be ineligible whenever the portion of the Account which has not been paid within [90] days from the invoice date is in excess of 20.000% of the total amount outstanding on the Account.
(12)	That portion of the Accounts of any single Account Debtor which exceeds 25.000% of all of Borrower's Accounts.
(13)	C.O.D. accounts, cash accounts, non-customer miscellaneous accounts and finance charges incurred on past due account balances.
(14)
Accounts in which the Borrower fails to provide Lender with requested financial information concerning the subject accounts. (Although certain concentrations are examined on a case-by-case basis, Lender's standard procedure is to request D & B reports or financial statements on all potential concentrations greater than 25%.)
(15)	Unbilled accounts receivable.
(16)	Accounts not due within sixty (60) days after the date of invoice.
(17)	Refundable maintenance contract accounts receivable.
(18)	Bonded accounts receivable.
(19)	Retainages (amounts withheld from billing and which may not be due depending on acceptable performance or completion of a contract.)

  Environmental Laws.  The words "Environmental Laws" mean any and all state, federal and local statutes, regulations and ordinances relating to the protection of human health or the environment, including without limitation the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, 42 U.S.C. Section 9601, et seq. ("CERCLA"), the Superfund Amendments and Reauthorization Act of 1986, Pub. L. No. 99-499 ("SARA"), the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., Chapters 6.5 through 7.7 of Division 20 of the California Health and Safely Code, Section 25100, et seq., or other applicable state or federal laws, rules, or regulations adopted pursuant thereto.

  Event of Default.  The words "Event of Default" mean any of the events of default set forth in this Agreement in the default section of this Agreement.

  Expiration Date.  The words "Expiration Date" mean the date of termination of Lender's commitment to lend under this Agreement.

  GAAP.  The word "GAAP" means generally accepted accounting principles.

  Grantor.  The word "Grantor" means each and all of the persons or entitles granting a Security Interest in any Collateral for the Loan, including without limitation all Borrowers granting such a Security Interest.

  Grantor.  The word "Grantor" means each and all of the persons or entities granting a Security Interest in any Collateral for the Loan, including without limitation Borrower.

  Hazardous Substances.  The words "Hazardous Substances" mean materials that, because of their quantity, concentration or physical, chemical or infectious characteristics, may cause or pose a present or potential hazard to human health or the environment when improperly used, treated, stored, disposed of, generated, manufactured, transported or otherwise handled. The words "Hazardous Substances" are used in their very broadest sense and include without limitation any and all hazardous or toxic substances, materials or waste as defined by or listed under the Environmental Laws. The term "Hazardous Substances" also includes, without limitation, petroleum and petroleum by-products or any fraction thereof and asbestos.

  Indebtedness.  The word "Indebtedness" means the Indebtedness evidenced by the Note or Related Documents, including all principal and interest together with all other Indebtedness and costs and expenses for which Borrower is responsible under this Agreement or under any of the Related Documents.

  Lender.  The word "Lender" means Mid-Peninsula Bank, its successors and assigns.

  Loan.  The word "Loan" means any and all loans and financial accommodations from Lender to Borrower made pursuant to this Agreement, or described on any exhibit or schedule attached to this Agreement from time to time, together with all renewals of, extensions of, modifications of, refinancings of, consolidations of, and substitutions thereof.

  Note.  The word "Note" means the Note dated as of October 19, 2001, executed by Borrower, and in the principal amount of $5,000,000.00, together with all renewals of, extensions of, modifications of, refinancings of. consolidations of, and substitutions for the Note or this Agreement.

  Operating Expenses.  The words "Operating Expenses" mean (without repetition) the sum of (i) costs of sales, (ii) sales and marketing operating expenses, (iii) research and development operating expenses and (iv) general and administrative operating expenses, determined in accordance with GAAP.

  Permitted Acquisitions.  The words "Permitted Acquisitions" mean an acquisition (whether pursuant to an acquisition of stock, assets or otherwise) by Borrower of any entity or the assets of any entity which meets all of the following conditions: (i) the purchase price paid by Borrower pursuant to such acquisition consists solely of securities of Borrower; (ii) such entity is primarily engaged in a similar line of business as Borrower as of the date of this Agreement; (iii) more than 80 percent of the assets acquired or owned by the entity being acquired are located in the United States and such entity (in the case of a stock acquisition) is organized under the laws of the United States or a state thereof; (iv) immediately before and after giving effect to such acquisition, no Event of Default shall have occurred and be continuing or would result therefrom; (v) Borrower shall have delivered to Lender a pro forma financial statement for the period of four full fiscal quarters immediately preceding such acquisition (prepared in good faith and in a manner and using such methodology which is consistent with the most recent financial statements delivered to Lender) giving pro forma effect to the consummation of such acquisition and evidencing compliance with the financial covenants and ratios set forth above and in compliance with the financial ratios contained in any Related Documents; and (vi) Lender shall have received a true and complete copy of each purchase agreement, and all other material documents and instruments delivered in connection with the consummation of any Permitted Acquisition (the delivery of which would not violate any confidentiality obligations).

  Permitted Indebtedness.  The words "Permitted Indebtedness" mean:

  (a) unsecured indebtedness (i) incurred in the ordinary course of business of Borrower or its Subsidiaries (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services which are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of Borrower or such Subsidiary) and (ii) in respect of any performance, surety or appeal bonds provided in the ordinary course of business, which bonds are issued in accordance with an agreement approved by Lender;

  (b) indebtedness of any Subsidiary owing to Borrower or any other Subsidiary, which is not forgiven or otherwise discharged for any consideration other than payment in full or in part in cash;

  (c) indebtedness of Borrower and its Subsidiaries in respect of purchase money indebtedness for property and equipment purchased in the ordinary course of business consistent with any capital budget; and

  (d) indebtedness of Borrower and its Subsidiaries in respect of capitalized leases for equipment not in excess of the initial purchase price of such equipment.

  Permitted Investments.  The words "Permitted Investments" mean:

  (a) loans to officers and other key employees of Borrower and its Subsidiaries which (i) are made as book entries and in which no cash is actually advanced and which are made to permit the purchase of securities of Borrower and are secured by such securities and (ii) are made in cash in amounts not exceeding two hundred fifty thousand dollars ($250,000) in any one transaction and not exceeding (in the aggregate) one million dollars ($1,000,000) for all such transactions outstanding at any time;

  (b) (i) investments of cash balances in cash equivalents and short term investments, consistent with any investment guidelines and practices in effect on the date of this Agreement or as may from time to time be approved by Lender in writing and (ii) repurchases of common stock (1) pursuant to any agreements with employees providing for such repurchase at the time of execution thereof at a purchase price not exceeding the lesser of the fair market value of such stock or the purchase price for same actually paid by the employee, and (2) pursuant to any share repurchase program in effect on the date of this Agreement or in accordance with such other program as may from time to time be approved by Lender in writing;

  (c) without duplication, investments to the extent permitted as Permitted Indebtedness;

  (d) investments by way of contributions to capital or purchases of equity by Borrower in any Subsidiary that has guaranteed the Indebtedness, which guaranty shall be in a form and content prepared by and acceptable to Lender;

  (e) investments constituting (i) accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price (or license or other similar fee) of goods or services, in each case in the ordinary course of business; and

  (f) Investments by way of Permitted Acquisitions in companies that have guaranteed the Indebtedness, which guaranty shall be in a form and content prepared by and acceptable to Lender.

  Permitted Liens.  The words "Permitted Liens" mean (1) liens and security interests securing Indebtedness (or other indebtedness) owed by Borrower to Lender; (2) liens for taxes, assessments, or similar charges either not yet due or being contested in good faith; (3) liens of materialmen, mechanics, warehousemen, landlords or carriers, or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (4) purchase money liens or purchase money security interests upon or in any property acquired or held by Borrower in the ordinary course of business to secure indebtedness outstanding on the date of this Agreement or permitted to be incurred under the paragraph of this Agreement titled "Indebtedness and Liens"; (5) liens of lessors in respect of equipment and other operating and capital leases of property leased in the ordinary course of business; (6) liens and security interests which, as of the date of this Agreement, have been disclosed to and approved by the Lender in writing; (7) those liens and security interests which in the aggregate constitute an immaterial and insignificant monetary amount with respect to the net value of Borrower's assets; and (8) judgment liens (x) in an aggregate amount not exceeding at any one time $500,000 that have been outstanding less than 45 days, or (y) are covered by adequate insurance, or (z) the execution of which has been stayed.

  Related Documents.  The words "Related Documents" mean all promissory notes, credit agreements, loan agreements, environmental agreements, guaranties, security agreements, mortgages, deeds of trust, security deeds, collateral mortgages, and all other instruments, agreements and documents, whether now or hereafter existing, executed in connection with the Loan.

  Security Agreement.  The words "Security Agreement" mean (i) the Amended and Restated Commercial Security Agreement dated as of the date hereof and, (ii) in respect of any Other Collateral that may from time to time be pledged as collateral for the Loan, any agreements, promises, covenants, arrangements, understandings or other agreements, whether created by law, contract, or otherwise, evidencing, governing, representing, or creating a Security Interest in such Other Collateral.

  Security Interest.  The words "Security Interest" mean, without limitation, any and all types of collateral security, present and future, whether in the form of a lien, charge, encumbrance, mortgage, deed of trust, security deed, assignment, pledge, crop pledge, chattel mortgage, collateral chattel mortgage, chattel trust, factor's lien, equipment trust, conditional sale, trust receipt, lien or title retention contract, lease or consignment intended as a security device, or any other security or lien interest whatsoever whether created by law, contract, or otherwise.

  Subsidiary.  Subsidiary means any corporation, limited liability company, limited partnership or other similar entity which is either eligible to be consolidated with Borrower in accordance with GAAP on the financial statements of Borrower or in which Borrower either directly or indirectly holds 50% or more of the outstanding capital stock, membership interests, partnership interest, or any other indicia of ownership.

BORROWER ACKNOWLEDGES HAVING READ ALL THE PROVISIONS OF THIS BUSINESS LOAN AGREEMENT AND BORROWER AGREES TO ITS TERMS. THIS BUSINESS LOAN AGREEMENT IS DATED OCTOBER 19, 2001.

BORROWER:
NIKU CORPORATION
By:
Joshua Pickus, Chief Financial Officer of Niku Corporation
LENDER:
MID-PENINSULA BANK
By:
Authorized Signer

EXHIBIT "A" TO BUSINESS LOAN AGREEMENT

Principal	Loan Date	Maturity	Loan No.	Call/Coll	Account	Officer	Initials
$5,000,000.00	10-19-2001	07-02-2002		2000		024

References in the shaded area are for Lender's use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing "***" has been omitted due to text length limitations.

Borrower:	Niku Corporation 350 Convention Way Redwood City, CA 94063	Lender:	Mid-Peninsula Bank Palo Alto Main 420 Cowper Street Palo Alto, CA 94301

This EXHIBIT "A" TO BUSINESS LOAN AGREEMENT is attached to and by this reference is made a part of the Business Loan Agreement (Asset Based), dated October 19, 2001, and executed in connection with a loan or other financial accommodations between MID-PENINSULA BANK and Niku Corporation.

ADDITIONAL PROVISION

As applicable, the definition(s) of the following financial covenants and/or defined terms contained in this Business Loan Agreement are amended to read as follows:

Working Capital. The words "Working Capital" mean Borrower's current assets (excluding any prepaid expenses) less current liabilities.

Tangible Net Worth. The words "Tangible Net Worth" mean Borrower's total assets excluding all intangible assets (i.e., goodwill, trademarks, patents, copyrights, franchises, capitalized software, covenants not to compete, organizational costs, investments, employee/owner and intercompany accounts receivable and similar intangible items) less total debt, excluding subordinated debt and less any accounts, accounts receivable, notes receivable or similar rights to payment from any Subsidiary.

Cash Flow. The words "Cash Flow" mean Borrower's net income after taxes, exclusive of extraordinary gains and income, plus depreciation and amortization less cash dividends, distributions and withdrawals, and repurchase of treasury stock.

Debt / Worth Ratio. The ratio "Debt / Worth" means Borrower's Total Liabilities, excluding subordinated debt, divided by Borrower's Tangible Net Worth.

THIS EXHIBIT "A" TO BUSINESS LOAN AGREEMENT IS EXECUTED ON OCTOBER 19, 2001.

BORROWER:
NIKU CORPORATION
By:
Joshua Pickus, Chief Financial Officer of Niku Corporation
LENDER:
MID-PENINSULA BANK
By:
Authorized Signer

PROMISSORY NOTE—Asset Based Loan Agreement

Principal	Loan Date	Maturity	Loan No.	Call/Coll	Account	Officer	Initials
$5,000,000.00	10-19-2001	07-02-2002		2000		024

References in the shaded area are for Lender's use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing "***" has been omitted due to text length limitations.

Borrower:	Niku Corporation 350 Convention Way Redwood City, CA 94063	Lender:	Mid-Peninsula Bank Palo Alto Main 420 Cowper Street Palo Alto, CA 94301

Principal Amount: $25,000,000.00	Rate: 7.000%	Date of Note: October 19, 2001

PROMISE TO PAY.  ON DEMAND BY LENDER OR, IF NO DEMAND IS MADE, THEN OTHERWISE IN ACCORDANCE WITH THE COVENANTS, TERMS AND CONDITIONS OF THIS NOTE, Niku Corporation ("Borrower") promises to pay to Mid-Peninsula Bank ("Lender"), or order, in lawful money of the United States of America, the lesser of (1) the principal amount of Five Million & 00/100 Dollars ($5,000,000.00) and (2) the unpaid principal amount of all Advances (as such term is defined in the Business Loan Agreement (Asset Based)) made by Lender to Borrower as Loans under the Business Loan Agreement (Asset Based). Borrower promises to pay interest on the unpaid outstanding principal balance of each Advance. Interest shall be calculated from the date of each advance until repayment of each Advance.

PAYMENT.  Borrower may repay all or any portion of the amount of any Advance under the Business Loan Agreement (Asset Based) at any time (together with accrued but unpaid interest thereon), but in any case shall pay all outstanding amounts on July 2, 2002. All Advances, all interest, all Lender's Expenditures [as defined in the Business Loan Agreement (Asset Based)] and all attorneys' and other fees, charges, and other expenses which are from time to time due and payable as specified in this Agreement or any Related Document are and shall be due and payable on demand by Lender. Lender is hereby authorized and empowered to pay itself for any Advances, interest, Lender's Expenditures, and/or any attorneys' and other fees, charges, and other expenses which are from time to time due and payable as specified in this Agreement or any Related Document and charge same to any deposit or other accounts maintained or established by Borrower with Lender and/or to make Advances under this Note or any Related Document in connection with same. Absent any demand or payment by Lender to itself in accordance with the authority contained in this Note, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each interest payment date, the first of which shall be November 15, 2001, with all subsequent interest payments to be due on the same day of each month after that. Unless otherwise agree or required by applicable law, payments will be applied first to any unpaid collection costs and late charges, next to accrued unpaid interest, and any remaining amount then to principal. The annual interest rate for this Note is computed on a 365/360 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing.

INTEREST RATE.  The interest rate on this Note is and shall be seven percent (7%) per annum compounded daily. NOTICE:  Under no circumstances will the interest rate on this Note be more than the maximum rate allowed by applicable law.

PREPAYMENT; MINIMUM INTEREST CHARGE.  Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment whether voluntary or as a result of default), except as otherwise required by law. In any event, even upon full prepayment of the amounts outstanding at any time under this Note,

Borrower understands that Lender is entitled to a minimum interest charge of $250.00. Other than Borrower's obligation to pay any minimum interest charge, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower's obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked "paid in full", "without recourse", or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender's rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes "payment in full" of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Mid-Peninsula Bank, Palo Alto Main, 420 Cowper Street, Palo Alto, CA 94301.

LATE CHARGE.  If a payment is 10 days or more late, Borrower will be charged 5.000% of the unpaid portion of the regularly scheduled payment.

INTEREST AFTER DEFAULT.  Upon Borrower's failure to pay all amounts declared due pursuant to this section, including failure to pay upon final maturity, Lender, at its option, may, if permitted under applicable law, increase the variable interest rate on this Note to 4.000 percentage points over the interest rate that would have been applicable had no such Event of Default occurred.

DEFAULT.  Each of the following shall constitute an event of default ("Event of Default") under this Note:

  Payment Default.  Borrower fails to make any payment of principal when due or of interest within five (5) days of when due under this Note.

  Covenant Default.  A default or breach shall occur in Borrower's obligations under the section of the Business Loan Agreement entitled "Financial Covenants" or an event or condition exists and is continuing that, with the passage of time, the giving of notice or both would constitute breach or default under such section.

  Default in Favor of Third Parties.  Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially adversely affect Borrower's financial condition, operations or assets or Borrower's ability to repay this Note or perform Borrower's obligations under this Note or any of the related documents.

  False Statements.  Any warranty, representation or statement made or furnished to Lender by Borrower or on Borrower's behalf under this Note or the related documents is false or misleading in any material respect, either now or, in the case of representations made at the time of any Advance after the date hereof, at the time made or furnished.

  Insolvency.  The dissolution or termination of Borrower's existence as a going business, the insolvency of Borrower, the appointment of a receiver for any part of Borrower's property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

  Creditor or Forfeiture Proceedings.  Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower's accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

  Change In Ownership.  Any individual or entity (other than Borrower's chief executive officer) shall acquire of twenty-five percent (25%) or more of the common stock of Borrower.

  Adverse Change.  Lender believes the prospect of payment or performance of this Note is impaired.

  Other Defaults.  Either (a) Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note and such failure continues for ten (10) days after the date of written notice from Lender identifying such failure and/or (b) an Event of Default (as defined in such agreement) occurs in any of the Related Documents or in any other agreement between Lender and Borrower.

  Cure Provisions.  If any default, other than a default in payment is curable and if Borrower has not been given a notice of a breach of the same provision of this Note within the preceding twelve (12) months, it may be cured (and no event of default will have occurred) if Borrower, after receiving written notice from Lender demanding cure of such default: (1) cures the default within fifteen (15) days; or (2) if the cure requires more than fifteen (15) days, immediately initiates steps which Lender deems in Lender's sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

LENDER'S RIGHTS.  Upon the occurrence of an Event of Default, Lender may declare the entire unpaid principal balance on this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS' FEES; EXPENSES.  Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender's attorneys' fees and Lender's legal expenses, whether or not there is a lawsuit, including attorneys' fees, expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. Borrower also will pay any court costs, in addition to all other sums provided by law.

GOVERNING LAW. This Note will be governed by, construed and enforced in accordance with federal law and the laws of the State of California. This Note has been accepted by Lender in the State of California.

CHOICE OF VENUE.  If there is a lawsuit, Borrower agrees upon Lender's request to submit to the jurisdiction of the courts of Santa Clara County, State of California.

COLLATERAL.  Borrower acknowledges this Note is secured by the Collateral as described in that certain Amended and Restated Commercial Security Agreement dated October 19, 2001.

LINE OF CREDIT.  This Note evidences a revolving line of credit. Advances under this Note may be requested orally by Borrower or as provided in this paragraph. Lender may, but need not, require that all oral requests be confirmed in writing on the day of the request. All communications, instructions, or directions by telephone or otherwise to Lender are to be directed to Lender's office shown above. The following persons currently are authorized, except as provided in this paragraph, to request advances and authorize payments under the line of credit until Lender receives from Borrower, at Lender's address shown above, written notice of revocation of their authority: Joshua Pickus, Chief Financial Officer of Niku Corporation; Farzad Dibachi, Chief Executive Officer of Niku Corporation; and Naomi Estep, Controller of Niku Corporation. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower's accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender's internal records, including daily computer print-outs. Lender will have no obligation to advance funds under this Note if: (A) Borrower is in default under the terms of this Note or any agreement that Borrower has with Lender, including any agreement made in connection with the signing of this Note; (B) Borrower ceases doing business or is insolvent; or

(D) Borrower has applied funds provided pursuant to this Note for purposes other than those authorized by Lender.

BUSINESS LOAN AGREEMENT (ASSET BASED).  In addition to the terms and conditions contained in the Note, it is also subject to the terms and conditions contained in that certain Business Loan Agreement (Asset Based) dated as of October 19, 2001, executed by Borrower in favor of Lender.

SUCCESSOR INTERESTS.  The terms of this Note shall be binding upon Borrower, and upon Borrower's heirs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

GENERAL PROVISIONS.  Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower, to the extent allowed by law, waives any applicable statute of limitations, presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, Borrower shall not be released from liability. Borrower agrees that Lender may renew or extend (repeatedly and for any length of time) this Note and/or the Business Loan Agreement (Asset Based) or release any party or collateral; or impair, fail to realize upon or perfect Lender's security Interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:
NIKU CORPORATION
By:
Joshua Pickus, Chief Financial Officer of Niku Corporation

QuickLinks

  Exhibit 10.25
BUSINESS LOAN AGREEMENT (ASSET BASED)
EXHIBIT "A" TO BUSINESS LOAN AGREEMENT
PROMISSORY NOTE—Asset Based Loan Agreement